Exhibit 8.1

                             [Jones Day Letterhead]

                                September 8, 2003

Omnicom Group Inc.
437 Madison Avenue
New York, NY 10022

Ladies and Gentlemen:

      We have acted as special counsel for Omnicom Group Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement and the prospectus included therein relate to the registration for resale of $600,000,000 aggregate principal amount of the Company's Zero Coupon Zero Yield Convertible Notes due 2033 (the "Notes") and the shares of the Company's Common Stock, par value $0.15 per share (the "Common Stock"), issuable upon conversion of the Notes.

      In connection with our opinion we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the representations contained in a letter addressed to us from the Company and dated the date hereof, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

      This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, and the legislative history thereto and Treasury Regulations issued thereunder, current administrative rulings and practices of the Internal Revenue Service and judicial decisions, all of which are subject to change or differing interpretation, possibly with retroactive effect, at any time.

      Based upon and subject to the foregoing, we hereby confirm that the opinion stated in the Registration Statement under the heading "Federal Income Tax Considerations," subject to the qualifications set forth therein, constitutes our opinion as to the treatment of the Notes for federal income tax purposes. In addition, we are of the opinion that the discussion set forth in the Registration Statement under the heading "Federal Income Tax Considerations," subject to the qualifications set forth therein, to the extent it describes federal income tax laws of the United States, constitutes a fair and accurate summary in all material respects.

      We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by the Company to register the resale of the Notes and Common Stock under the Act and to the reference to us in the prospectus and any prospectus supplements contained therein under the caption "Federal Income Tax Considerations." In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/ Jones Day